                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

            Certification and Notice of Termination of Registration
           Under Section 12(g) of the Securities Exchange Act of 1934
                     or Suspension of duty to file reports
       under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 1-8503-02

                           HEI PREFERRED FUNDING, LP
     (Exact Name of Registrant as Specified in Its Certificate of Limited
                                 Partnership)

                           c/o Hycap Management, Inc.
   300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801 (302) 427-5738 (Address, including zip code, and telephone number, including area code, of principal executive offices)

                     8.36% Partnership Preferred Securities
            (Title of each class of securities covered by this Form)

                                      None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [X]   Rule 12h-3(b)(1)(i)   [_]
              Rule 12g-4(a)(1)(ii) [_]   Rule 12h-3(b)(1)(ii)  [_]
              Rule 12g-4(a)(2)(i)  [_]   Rule 12h-3(b)(2)(i)   [_]
              Rule 12g-4(a)(2)(ii) [_]   Rule 12h-3(b)(2)(ii)  [_]
                                         Rule 15d-6            [_]

  Approximate number of holders of record as of the certification or notice date: 1
       -

Pursuant to the requirements of the Securities Exchange Act of 1934, HEI Preferred Funding, LP has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

                              HEI PREFERRED FUNDING, LP
                              By:  HYCAP MANAGEMENT, INC., as General Partner



Date:  June 29, 1998          By:  /s/ Robert F. Mougeot
                                   ---------------------
                                   Robert F. Mougeot
                                   Vice President
                                   (Principal Financial Officer)


                              By:  /s/ Betty Ann M. Splinter
                                   -------------------------
                                   Betty Ann M. Splinter
                                   Secretary